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                                                                     EXHIBIT 4.3


                          SENIOR SUBORDINATED GUARANTEE


                      The Guarantor (capitalized terms used herein have the meanings given such terms in the Indenture referred to in the Note upon which this notation is endorsed) hereby unconditionally guarantees on a senior subordinated basis (such guaranty being referred to herein as the "Guarantee") the due and punctual payment of the principal of, premium, if any, and interest on (and Liquidated Damages, if any, with respect to) the Notes, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal, premium and interest on the Notes, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee, all in accordance with the terms set forth in Article Eleven of the Indenture.

                      The obligations of the Guarantor to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth, and are expressly subordinated and subject in right of payment to the prior payment in full of all Guarantor Senior Indebtedness of the Guarantor, to the extent and in the manner provided in Article Eleven and Article Twelve of the Indenture.

                      This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Notes shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized signatories.

                      This Guarantee shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

                      This Guarantee is subject to release upon the terms set forth in the Indenture.

February 19, 1999                   WINCHESTER PASTA, L.L.C.

                                    By: /s/ James A. Bohenick
                                        ----------------------------------------
                                        Name:  James A. Bohenick
                                        Title: Vice President, Finance,  and
                                               Chief Financial Officer